Exhibit 21.1

Porch Group, Inc.

List of Subsidiaries

(as of December 23, 2020)

Name of Subsidiary	Jurisdiction
Porch.com, Inc.	Delaware
Inspection Support Limited Liability Company	Idaho
Guardian Small Business Consulting and Financial Services LLC	California
SZ Holding, Inc	California
Hire a helper LLC	California
HireAHelper Corporate Relocation, LLC	Delaware
Elite Insurance Group, Inc.	Texas
SML Relocation, LLC	Texas
Simple Mover Limited Liability Company	Texas
SML Transport, LLC	Florida
MovingPlace, LLC	Delaware